National Contract (Deer)	Suning Appliance Co., Ltd
(English Translation)
National Contract

Contract Number: YXXPB20101201

Party A: Winder Electric(Guangdong) Co.,Ltd.

Party B:  Suning Appliance Co., Ltd Nanjing Purchasing Center

This contract is a result of friendly negotiations between Party A and Party B and follows the principle that the contract is mutually beneficial and enables both parties to achieve growth.  The contract adheres to the laws and principles of <<The Contract Law of the People's Republic of China>>, <<The Product Quality Law of the People’s Republic of China>>, <<Law of the People's Republic of China on the Protection of Consumers' Rights and Interests>>, and <<Suppliers and Retailer Fair Trade Regulations>>.

Party A and Party B agree to the following:

1. Authorized statement
Party A in this contract represents Party A and its mutually agreed subsidiaries and offices of Party A “sub-organization” and Party B represents Party B and its mutually agreed existing subsidiaries, franchises, new subsidiaries and franchises during the effective period of this contract “sub-organization”.  Both parties agree that the signing of this agreement represents the consent of the abovementioned sub-organizations as well.  Both parties have the authority to increase the sub-organizations covered by this contract, but should do so in writing, and will become effective when the written notice reaches the other party.
The sub-organizations of both parties will enjoy all the benefits of this contract within the effective period and be responsible for the obligations outlined in this contract.

2. Product
Both parties agree that Party A will sell the follow two categories of products to Party B:
1)
Party B will act as a retail buyer for Party A, and retail Party A ’s “Deer” branded soy milk maker, blender, juice extractor, ice cream machine, meat grinder, electric food processor, manual food processor, electric kettle (boiling function only), electric kettle (boil and temperature maintenance function), electric rice cooker, electric pressure cooker, electric steamer, egg cooker, dry grinder, hand held egg beater, electric oven, bread maker, coffee machine, hot drink machine, electric iron, electric fans, de-humidifier and other small household appliances;

Party B will also retail brand name products that Party A has the right to manufacture.  The brands include “Ariete”, “BarTec”, “Disney” and etc.  These products include coffee machine, steam cleaner, milk warmer, toaster, pop corn maker and other Western Style small household appliances.

2)
Party B will buy from Party A “Deer” branded soy milk maker, blender, juice extractor, ice cream machine, meat grinder, electric food processor, manual food processor, electric kettle (boiling function only), electric kettle (boil and temperature maintenance function), electric rice cooker, electric pressure cooker, electric steamer, egg cooker, dry grinder, hand held egg beater, electric oven, bread maker, coffee machine, hot drink machine, electric iron, electric fans, de-humidifier and other small household appliances;

3. Sales and Management
1) Sales
Within the effective period of this contract, Party A and Party B will complete the purchase and sale of 200 million (RMB) for the abovementioned two product categories

This includes:
Party B will retail Party A’s “Deer” Branded products and products that Party A has the right to manufacture, sales amount will be 110 million (RMB);

Party A agrees to enter party B’s retail outlets in accordance with new store opening and is allowed to enter no less than 80% of the all the stores nationwide.  Party A guarantees that the exclusive sales products and the custom made products account for over 20% of the whole year sales. Party A also guarantees that the gross margin of the exclusive sales products and the custom made products be **% higher than that of common products.

The retailer keeps **% as commission for common products and **% for discounted products. Discounted products shall represent **% of total.

Party B will purchase “Deer” branded gift products, purchase amount will be 90 million (RMB)

2)	Sales Management

To promote the sale of Party A’s products in Party B’s stores, Party A agrees to pay Party B store management fee (such fee provides for the up-keeping and maintenance of the space occupied by Party A’s products and the management of the in-store promoters), promotional fees (such fee is paid by the Party A to Party B to provide for the products’ advertisement, member support, and promotional activities), store usage fee (such fee is paid by Party A to Party B as a fee to pay for utilizing the space in Party B’s stores and to pay for water and electricity expenses).

** Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Within the effective dates of the contract period, Party A will pay to Party B in cash or check, 200,000 (RMB) per month on or prior to the 10th of every month

In order for Party A to sell products in Party B’s stores, Party A will pay to each individual legal person of Party B a deposit as a guarantee of Party A’s quality.  Party A will pay 10,000 (RMB) to each Tier 1 Store and 5,000 (RMB) to each Tier 2 Store to individual legal person of Party B.

4. The Effective Period of the Contract

Other documents such as product pricing, supplier contract, promotional contract, purchase order, confirmation etc will be treated as components of this contract, this contract and the abovementioned components will constitute the whole contract.

If there are disputes regarding this contract, both parties should use business method to negotiate and solve the disputes, if business methods are unable to resolve the disputes, Party A and Party B agree to use local court where Party B belongs to in any settlement discussion.

This contract’s effective period is from Jan 1, 2010 to Dec 30, 2010.

If there are any supplementary matters, both party can negotiate and sign supplementary of contracts. The supplementary contracts have the same legal effect as the original contracts.

There are four copies of this contract, each party hold two copies. The four copies have the same legal effect

Party A: Winder Electric(Guangdong) Co.,Ltd.
Representative: Peng Li
Date: Dec 1, 2009
( company seal )

Party B:  Suning Appliance Co., Ltd Nanjing Purchasing Center
Representative: Lirong Zhang
Date: Dec 1, 2009
( company seal )